News from Xerox Holdings Corporation
For Immediate Release
Xerox Holdings Corporation
201 Merritt 7
Norwalk, CT 06851-1056
tel+1-203-968-3000
Xerox Releases First-Quarter Results

Financial Results

•	$173 million of operating cash flow from continuing operations, down $49 million year-over-year, and $150 million of free cash flow, down $57 million year-over-year

•	Adjusted operating margin of 4.7 percent, down 630 basis points year-over-year

•	$1.86 billion of revenue, a decrease of 14.7 percent year-over-year or 13.9 percent in constant currency

•	GAAP loss from continuing operations of $(0.03) per share, down $0.37 year-over-year, and adjusted earnings per share (EPS) of $0.21, down $0.45 year-over-year

•	Withdraws 2020 financial guidance due to economic uncertainty caused by COVID-19

NORWALK, Conn., April. 28, 2020 - Xerox Holdings Corporation (NYSE: XRX) announced its first-quarter 2020 financial results.

“During this unprecedented time, we are committed to doing everything in our power to protect our employees, customers, partners and society, because we all have a critical role to play battling the COVID-19 pandemic,” said Xerox Vice Chairman and CEO John Visentin. “While Xerox saw an immediate impact to our business due to the rapid implementation of lockdown measures globally, the disciplined approach we implemented over the last two years provided a foundation to move quickly to preserve cash, continue operations, provide support to our many clients on the frontlines, and apply our manufacturing and R&D expertise to help save lives. I’m incredibly proud of the Xerox team’s dedication and ingenuity during this extraordinary time.”

First-Quarter Key Financial Results - Continuing Operations

(in millions, except per share data)	Q1 2020	Q1 2019	B/(W) YOY	% Change YOY
Revenue	$1,860	$2,180	$(320)	(14.7)% AC (13.9)% CC1
Gross Margin	38.3%	40.2%	(190) bps
RD&E %	4.5%	4.2%	(30) bps
SAG %	29.1%	25.0%	(410) bps
Pre-Tax (Loss) Income	$(5)	$73	$(78)	nm
Pre-Tax (Loss) Income Margin	(0.3)%	3.3%	(360) bps
Operating Income - Adjusted[1]	$87	$239	$(152)	(63.6)%
Operating Margin - Adjusted[1]	4.7%	11.0%	(630) bps
GAAP (Loss) Earnings per Share	$(0.03)	$0.34	$(0.37)	nm
EPS - Adjusted[1]	$0.21	$0.66	$(0.45)	(68.2%)
(1) Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.
First-Quarter Business Highlights

•	Identified ways to address some of society’s biggest needs created by the COVID-19 crisis such as producing FDA-approved, low cost ventilators; antiseptic hand sanitizer; and medical-grade face masks.

•
Supported clients on the frontlines including federal, state, and local governments; healthcare providers; retailers; and emergency responders such as Imperial College Healthcare NHS Trust, Cleveland Clinic, the Defense Logistics Agency, Morrisons, and the Bank of New York Mellon.

•
Expanded Xerox’s portfolio with the launch of IT Services for remote workers and learners, Virtual Print Management Service and Workplace Cloud Fleet Management, three offerings designed to support and accelerate digital transformation efforts of clients.

•	Closed four acquisitions, expanding Xerox’s small and medium-sized business market presence in the U.K. and Canada.

2020 Guidance
The company is withdrawing its 2020 financial guidance for revenue, adjusted operating margin, EPS and free cash flow due to the high level of economic uncertainty and disruption caused by COVID-19.

About Xerox
Xerox Holdings Corporation makes every day work better. We are a workplace technology company building and integrating software and hardware for enterprises large and small. As customers seek to manage information across digital and physical platforms, Xerox delivers a seamless, secure and sustainable experience. Whether inventing the copier, the Ethernet, the laser printer or more, Xerox has long defined the modern work experience. Learn how that innovation continues at xerox.com.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures for the first-quarter and full-year 2020 guidance:

•
Adjusted EPS, which excludes restructuring and related costs, the amortization of intangible assets, non-service retirement-related costs, transaction and related costs, net and other discrete adjustments from GAAP (loss)/earnings per share from continuing operations.

•	Adjusted operating margin and income, which exclude the EPS adjustments noted above as well as the remainder of other expenses, net from pre-tax margin and (loss)/income.

•	Constant currency (CC) revenue change, which excludes the effects of currency translation.

•	Free cash flow, which is operating cash flow from continuing operations less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward-Looking Statements
This release and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation; and the shared services arrangements entered into by us as part of Project Own It. Additional risks that may affect Xerox’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation’s and Xerox Corporation's 2019 Annual Report on Form 10-K, as well as in Xerox Holdings Corporation's and Xerox Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

The effects of the COVID-19 pandemic have materially affected how we and our customers are operating our businesses, and the duration and extent to which this will impact our future results of operations and overall financial performance remain uncertain.

The COVID-19 pandemic has negatively impacted the global economy, disrupted customer spending and global supply chains, and created significant volatility and disruption of financial markets. The extent of the impact of the COVID-19 pandemic on our business and financial performance, including our ability to execute our near-term and long-term business strategies and initiatives within the expected time frames, will depend on future developments, including the duration and severity of the pandemic and the extent and effectiveness of containment actions, the availability of therapeutics and the development of a vaccine, which are uncertain and cannot be predicted.

Our operations are being negatively affected by a range of external factors related to the COVID-19 pandemic that are not within our control. For example, most countries, states, counties and cities have imposed and continue to impose a wide range of restrictions on our employees’, partners’ and customers’ physical movement to limit the spread of COVID-19 including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. Such restrictions limit our ability, as well as that of our channel partners, to sell, install and service our equipment for our customers, negatively impacting our operations and financial performance. Further, many countries are requiring businesses to remain closed unless they or their employees are deemed essential. In turn, businesses are requiring their office employees to work from home for extended periods of time, which is negatively impacting both sales and use of Xerox products, supplies and services. The longer this persists, the greater effect it will have on our business.

These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contact:
Caroline Gransee-Linsey, Xerox, +1-203-849-2359, Caroline.Gransee-Linsey@xerox.com

Investor Contact:
Ann Pettrone, Xerox, +1-203-849-2590, Ann.Pettrone@xerox.com

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XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME (UNAUDITED)

	Three Months Ended March 31,
(in millions, except per-share data)	2020	2019
Revenues
Sales	$565	$724
Services, maintenance and rentals	1,236	1,393
Financing	59	63
Total Revenues	1,860	2,180
Costs and Expenses
Cost of sales	387	450
Cost of services, maintenance and rentals	731	821
Cost of financing	30	32
Research, development and engineering expenses	84	92
Selling, administrative and general expenses	541	546
Restructuring and related costs	41	112
Amortization of intangible assets	11	15
Transaction and related costs, net	17	—
Other expenses, net	23	39
Total Costs and Expenses	1,865	2,107
(Loss) Income before Income Taxes & Equity Income(1)	(5)	73
Income tax benefit	(1)	(10)
Equity in net income of unconsolidated affiliates	2	2
(Loss) Income from Continuing Operations	(2)	85
Income from discontinued operations, net of tax	—	51
Net (Loss) Income	(2)	136
Less: Income from continuing operations attributable to noncontrolling interests	—	1
Less: Income from discontinued operations attributable to noncontrolling interests	—	2
Net (Loss) Income Attributable to Xerox Holdings	$(2)	$133

Amounts Attributable to Xerox Holdings:
(Loss) Income from continuing operations	$(2)	$84
Income from discontinued operations	—	49
Net (Loss) Income Attributable to Xerox Holdings	$(2)	$133

Basic (Loss) Earnings per Share:
Continuing operations	$(0.03)	$0.35
Discontinued operations	—	0.22
Basic (Loss) Earnings per Share	$(0.03)	$0.57

Diluted (Loss) Earnings per Share:
Continuing operations	$(0.03)	$0.34
Discontinued operations	—	0.21
Diluted (Loss) Earnings per Share	$(0.03)	$0.55
___________________________
(1) Referred to as “Pre-Tax (Loss) Income” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (UNAUDITED)

	Three Months Ended March 31,
(in millions)	2020	2019
Net (Loss) Income	$(2)	$136
Less: Income from continuing operations attributable to noncontrolling interests	—	1
Less: Income from discontinued operations attributable to noncontrolling interests	—	2
Net (Loss) Income Attributable to Xerox Holdings	(2)	133

Other Comprehensive (Loss) Income, Net
Translation adjustments, net	(197)	37
Unrealized gains, net	5	2
Changes in defined benefit plans, net	54	1
Other Comprehensive (Loss) Income, Net Attributable to Xerox Holdings	(138)	40

Comprehensive (Loss) Income, Net	(140)	176
Less: Comprehensive income, net from continuing operations attributable to noncontrolling interests	—	1
Less: Comprehensive income, net from discontinued operations attributable to noncontrolling interests	—	2
Comprehensive (Loss) Income, Net Attributable to Xerox Holdings	$(140)	$173

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$2,622	$2,740
Accounts receivable, net	1,060	1,236
Billed portion of finance receivables, net	108	111
Finance receivables, net	1,104	1,158
Inventories	824	694
Other current assets	259	201
Total current assets	5,977	6,140
Finance receivables due after one year, net	1,929	2,082
Equipment on operating leases, net	335	364
Land, buildings and equipment, net	426	426
Intangible assets, net	263	199
Goodwill	3,941	3,900
Deferred tax assets	604	598
Other long-term assets	1,309	1,338
Total Assets	$14,784	$15,047
Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,050	$1,049
Accounts payable	1,122	1,053
Accrued compensation and benefits costs	271	349
Accrued expenses and other current liabilities	930	984
Total current liabilities	3,373	3,435
Long-term debt	3,238	3,233
Pension and other benefit liabilities	1,689	1,707
Post-retirement medical benefits	340	352
Other long-term liabilities	530	512
Total Liabilities	9,170	9,239

Convertible Preferred Stock	214	214

Common stock	213	215
Additional paid-in capital	2,712	2,782
Treasury stock, at cost	—	(76)
Retained earnings	6,252	6,312
Accumulated other comprehensive loss	(3,784)	(3,646)
Xerox Holdings shareholders’ equity	5,393	5,587
Noncontrolling interests	7	7
Total Equity	5,400	5,594
Total Liabilities and Equity	$14,784	$15,047

Shares of common stock issued	212,831	214,621
Treasury stock	—	(2,031)
Shares of Common Stock Outstanding	212,831	212,590

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
(in millions)	2020	2019
Cash Flows from Operating Activities
Net (Loss) Income	$(2)	$136
Income from discontinued operations, net of tax	—	(51)
(Loss) income from continuing operations	(2)	85
Adjustments required to reconcile Net (loss) income to Cash flows from operating activities
Depreciation and amortization	94	118
Provisions	80	22
Net gain on sales of businesses and assets	(1)	(1)
Stock-based compensation	11	15
Restructuring and asset impairment charges	29	54
Payments for restructurings	(35)	(33)
Defined benefit pension cost	24	36
Contributions to defined benefit pension plans	(33)	(34)
Decrease in accounts receivable and billed portion of finance receivables	166	38
Increase in inventories	(126)	(48)
Increase in equipment on operating leases	(32)	(30)
Decrease in finance receivables	93	81
Increase in other current and long-term assets	(16)	(2)
Increase (decrease) in accounts payable	51	(32)
Decrease in accrued compensation	(108)	(73)
(Decrease) increase in other current and long-term liabilities	(38)	47
Net change in income tax assets and liabilities	(10)	(21)
Net change in derivative assets and liabilities	8	8
Other operating, net	18	(8)
Net cash provided by operating activities of continuing operations	173	222
Net cash provided by operating activities of discontinued operations	—	4
Net cash provided by operating activities	173	226
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(23)	(15)
Proceeds from sales of businesses and assets	2	1
Acquisitions, net of cash acquired	(193)	(4)
Net cash used in investing activities	(214)	(18)
Cash Flows from Financing Activities
Net proceeds (payments) on debt	2	(402)
Dividends	(58)	(62)
Payments to acquire treasury stock, including fees	—	(103)
Other financing, net	(4)	(2)
Net cash used in financing activities	(60)	(569)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(29)	(1)
Decrease in cash, cash equivalents and restricted cash	(130)	(362)
Cash, cash equivalents and restricted cash at beginning of period	2,795	1,148
Cash, Cash Equivalents and Restricted Cash at End of Period(1)	$2,665	$786

____________________________
(1) Balance at March 31, 2019 includes $1 million associated with discontinued operations.

Impact of COVID-19 on Our Business Operations and Withdrawal of Guidance
In response to the global COVID-19 pandemic crisis, we have prioritized the health and safety of our employees, customers and partners and continue to work to support their needs. While we continue to implement actions to mitigate the effect of this crisis on our business and operations, the uncertainty around the duration and economic impact of this crisis, makes it difficult for the company to predict the full impact on our business operations and financial performance. As a result, we have determined that it is necessary to withdraw our previously issued full year 2020 financial guidance.
We have modeled the potential impacts on our business of several recovery scenarios. Our base model assumes the greatest impact to our revenues from business closures to be during the second quarter, with an inflection point late in that period, and a gradual recovery during the third quarter. For the fourth quarter, we expect to get closer to our planned levels for that period. The most significant near-term impact from the crisis is on our equipment and unbundled supplies sales which are transactional in nature. Sales are expected to decline significantly as businesses hold off or delay purchases during the closure period. However, we expect this portion of the business to rebound in the second half as businesses reopen. The impact on revenues from lower equipment and supply sales is somewhat mitigated by bundled services, which are more contractual in nature. Our bundled services contracts, on average, include a minimum fixed charge and a significant variable component linked to print volumes. The variable charges are impacted by our customers' employees not being in the office and using our equipment due to current lock-down restrictions, however, we expect the contractual relationship with our customers will enable us to ramp up quickly for them when businesses resume operations. We expect that as closures are lifted, we will see more normalized trends emerge over the course of 2020.
We have a strong balance sheet and sufficient liquidity including the access to our undrawn $1.8 billion revolver as well as to receivables securitization and capital markets. We have also focused our efforts on incremental actions to prioritize and preserve cash as we manage through this crisis. These actions include the reduction of discretionary spend, such as compensation incentives, near term targeted marketing spend and the use of contract employees.

Revenues

	Three Months Ended March 31,				% of Total Revenue
(in millions)	2020	2019	% Change	CC % Change	2020	2019
Equipment sales	$325	$448	(27.5)%	(27.0)%	17%	21%
Post sale revenue	1,535	1,732	(11.4)%	(10.5)%	83%	79%
Total Revenue	$1,860	$2,180	(14.7)%	(13.9)%	100%	100%

Reconciliation to Condensed Consolidated Statements of (Loss) Income:
Sales	$565	$724	(22.0)%	(21.2)%
Less: Supplies, paper and other sales	(240)	(276)	(13.0)%	(11.7)%
Equipment Sales	$325	$448	(27.5)%	(27.0)%

Services, maintenance and rentals	$1,236	$1,393	(11.3)%	(10.5)%
Add: Supplies, paper and other sales	240	276	(13.0)%	(11.7)%
Add: Financing	59	63	(6.3)%	(5.6)%
Post Sale Revenue	$1,535	$1,732	(11.4)%	(10.5)%

Americas	$1,239	$1,410	(12.1)%	(11.8)%	67%	65%
EMEA	575	712	(19.2)%	(17.6)%	31%	33%
Other	46	58	(20.7)%	(20.7)%	2%	2%
Total Revenue(1)	$1,860	$2,180	(14.7)%	(13.9)%	100%	100%

Memo:
Xerox Services	$776	$853	(9.0)%	(8.1)%	42%	39%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

(1)	Refer to Appendix II for our Geographic Sales Channels and Products and Offerings Definitions.

First quarter 2020 total revenue decreased 14.7% as compared to first quarter 2019, including a 0.8-percentage point unfavorable impact from currency and an approximate 0.8-percentage point favorable impact from recent partner dealer acquisitions. The global COVID-19 pandemic crisis significantly impacted our first quarter 2020 revenues due to business closures during the month of March that impacted our customers' purchasing decisions, and caused delayed installations and lower printing volumes on our devices. While the global pandemic affected our European and North American operations only in March, the impact to our financial performance is disproportionate, as a significant portion of our revenues and profits are typically earned during the last month of the quarter as a result of purchase patterns and relatively complex installations of printing solutions at our customers' sites. Geographically, our European operations were more heavily impacted in the current quarter due to the earlier onset of the pandemic and subsequent business closures in the region that affected the entire month of March, while in North America, business shutdowns impacted our operations in the second part of the month only, consistent with the timing of the health crisis. In addition, our North American operations include a larger mix of government and other large customers (including healthcare accounts) some of which are considered essential service providers or support the front lines of the fight against COVID-19 and were therefore less affected by business closures; our European operations are also more heavily mixed to indirect channel partners which drastically lowered their purchases in March to manage their cash and inventories in response to the crisis. First quarter 2020 total revenue reflected the following:

•
Post sale revenue primarily reflects contracted services, equipment maintenance, supplies and financing. These revenues are associated not only with the population of devices in the field, which is affected by installs and removals, but also by the page volumes generated from the usage of such devices, and the revenue per printed page. Post sale revenue also includes transactional IT hardware sales and implementation services from our XBS organization. Post sale revenue decreased 11.4% as compared to first quarter 2019, including a 0.9-percentage point unfavorable impact from currency. The global COVID-19 pandemic crisis significantly impacted our post sale revenue during the first quarter 2020. The decline in post sale revenue reflected the following:

◦
Services, maintenance and rentals revenue includes rental and maintenance revenue (including bundled supplies) as well as the post sale component of the document services revenue from our Xerox Services offerings. These revenues decreased 11.3% as compared to first quarter 2019, including a 0.8-percentage point unfavorable impact from currency. The decline at constant currency[1] reflected a lower population of devices (which are partially associated with continued lower Enterprise signings and lower installs in prior and current periods), an ongoing competitive price environment, and lower page volumes (including a higher mix of lower average-page-volume products) which are worse than recent decline trends due to the impact of business closures during the month of March associated with the COVID-19 crisis. While these revenues are contractual in nature, on average, our bundled services contracts include a minimum fixed charge and a significant variable component based on print volumes.

◦
Supplies, paper and other sales includes unbundled supplies and other sales. These revenues decreased 13.0% as compared to first quarter 2019, including a 1.3-percentage point unfavorable impact from currency and reflected lower supplies revenues associated with lower page volume trends. The decrease in supplies was significantly impacted by lower sales to indirect channels, which drastically lowered their purchases in March to manage their cash and inventories in response to the crisis.

◦
Financing revenue is generated from financed equipment sale transactions. The 6.3% decline in these revenues reflected a continued decline in the finance receivables balance due to lower equipment sales in prior periods and included a 0.7-percentage point unfavorable impact from currency.

	Three Months Ended March 31,				% of Equipment Sales
(in millions)	2020	2019	% Change	CC % Change	2020	2019
Entry	$40	$53	(24.5)%	(24.1)%	12%	12%
Mid-range	218	302	(27.8)%	(27.3)%	67%	67%
High-end	64	89	(28.1)%	(27.5)%	20%	20%
Other	3	4	(25.0)%	(25.0)%	1%	1%
Equipment Sales	$325	$448	(27.5)%	(27.0)%	100%	100%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

•
Equipment sales revenue decreased 27.5% as compared to first quarter 2019, including a 0.5-percentage point unfavorable impact from currency as well as the impact of price declines of approximately 5%. The global COVID-19 pandemic crisis significantly impacted our equipment sales revenue during the first quarter 2020 as a result of business closures during the month of March that impacted our customers' purchasing decisions and caused delayed installations. While the global pandemic affected our European and North American operations only in the last month of the quarter, the impact to our financial performance is disproportionate, as a significant portion of our revenues and profits are typically earned during that period. The decline at constant currency[1] reflected the following:

◦
Entry - The decrease was primarily due to lower sales of devices through our indirect channels in EMEA and the U.S. partially affected by the COVID-19 crisis and partially offset by the benefit of large order deals from Eurasia that occurred earlier in the quarter.

◦
Mid-range - The decrease was driven by lower sales of devices partially as a result of the COVID-19 crisis, which more significantly affected our European operations due to the earlier timing of business closures in that region, and a heavier mix of businesses through indirect channel partners, who drastically lowered their purchases in March to manage their cash and inventories in response to the crisis. In North America, the majority of the decrease came from our XBS and indirect channel organizations, which primarily serve SMB customers.

◦
High-end - The decrease reflected lower sales of production systems primarily from our EMEA operations impacted by competitive pressures in the market, partially offset by demand for our recently launched Baltoro Inkjet press and higher sales of our iGEN and Continuous Feed Color systems. The COVID-19 pandemic affected our sales of high-end devices primarily in the lower end of the range, due to the impact on office closures and indirect distribution dealer activity, however, our revenues from our

U.S. Enterprise organization grew, as customers in this segment include certain government, education, healthcare and other essential businesses that are less impacted by the pandemic, and in some instances, had higher demand for products to support their response to the health crisis.
Total Installs
Installs reflect new placement of devices only (i.e., measure does not take into account removal of devices which may occur as a result of contract renewals or cancellations). Revenue associated with equipment installations may be reflected up-front in Equipment sales or over time either through rental income or as part of our Xerox Services revenues (which are both reported within our post sale revenues), depending on the terms and conditions of our agreements with customers. Installs include activity from Xerox Services and Xerox-branded products shipped to our XBS sales unit. Detail by product group (see Appendix II) is shown below:

Entry

•	20% decrease in color multifunction devices reflecting lower installs of ConnectKey devices through our indirect channels in the U.S. and in EMEA.

•	2% increase in black-and-white multifunction devices reflecting large order deals from Eurasia partially offset by lower activity from our U.S. indirect channels.
Mid-Range2

•
26% decrease in mid-range color installs primarily reflecting lower installs of multifunction color devices partially offset by strong demand for our recently launched PrimeLink light-production devices.

•	14% decrease in mid-range black-and-white reflecting in part global market trends.
High-End2

•
52% decrease in high-end color installs reflecting primarily lower installs of our lower-end Versant production systems, along with lower installs of our Iridesse systems, partially offset by higher installs of our iGen and strong demand for our recently-launched Baltoro inkjet press.

•	31% decrease in high-end black-and-white systems reflecting in part global market trends.

___________________________

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)
Mid-range and High-end color installations exclude Fuji Xerox digital front-end sales; including Fuji Xerox digital front-end sales, Mid-range color devices decreased 26%, and High-end color systems decreased 53%.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended March 31,
(in millions)	2020	2019	B/(W)
Gross Profit	$712	$877	$(165)
RD&E	84	92	8
SAG	541	546	5

Equipment Gross Margin	26.3%	35.7%	(9.4)	pts.
Post sale Gross Margin	40.8%	41.4%	(0.6)	pts.
Total Gross Margin	38.3%	40.2%	(1.9)	pts.
RD&E as a % of Revenue	4.5%	4.2%	(0.3)	pts.
SAG as a % of Revenue	29.1%	25.0%	(4.1)	pts

Pre-tax (Loss) Income	$(5)	$73	$(78)
Pre-tax (Loss) Income Margin	(0.3)%	3.3%	(3.6)	pts.

Adjusted(1) Operating Profit	$87	$239	$(152)
Adjusted(1) Operating Margin	4.7%	11.0%	(6.3)	pts.
____________________________
(1) See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
Pre-tax (Loss) Income Margin
First quarter 2020 pre-tax (loss) income margin of (0.3)% decreased 3.6-percentage points as compared to first quarter 2019. The decrease primarily reflected the impact of lower adjusted1 operating margin (see below), as well as higher Transaction and related costs, net, partially offset by lower Restructuring expenses and Other expenses, net.
Adjusted1 Operating Margin
First quarter 2020 adjusted1 operating margin of 4.7% decreased by 6.3-percentage points as compared to first quarter 2019 reflecting the impact of lower revenues primarily as a result of the significant effect of the COVID-19 health crisis on our business and a 3.3-percentage point unfavorable impact due to an increase in bad debt expense of $61 million to reflect the expected impact to our customer base and related outstanding trade and finance receivable portfolio as a result of the economic disruption caused by this health crisis. These negative impacts were partially offset by cost and expense reductions associated with our Project Own It transformation actions as well as additional cost reduction actions, to mitigate the impact of the crisis.
____________________________
(1) Refer to the Operating Income and Margin reconciliation table in the “Non-GAAP Financial Measures” section.
Gross Margin
First quarter 2020 gross margin of 38.3% decreased by 1.9-percentage points compared to first quarter 2019, reflecting the impact of lower revenues (including from our higher margin post sale stream) primarily as a result of the significant effect of the COVID-19 health crisis due to business closures, as well as the impact of price reductions, transaction currency and tariffs, partially offset by the benefits from our Project Own It transformation actions. Gross margins are expected to continue to be negatively impacted in future periods as a result of an increase in the cost of our imported products due to higher import tariffs. We currently estimate an approximate $30 million cost impact from these higher tariffs for the full year 2020.
First quarter 2020 equipment gross margin of 26.3% decreased by 9.4-percentage points as compared to first quarter 2019, reflecting the impact of lower sales primarily as a result of COVID-19 related business closures that more pronouncedly affected our higher gross margin SMB channels, causing an adverse mix. The decline also reflected the impact of pricing incentives and incremental tariff costs partially offset by the benefits from our Project Own It transformation actions.

First quarter 2020 post sale gross margin of 40.8% decreased by 0.6-percentage points as compared to first quarter 2019, reflecting the impact of lower revenues (primarily as a result of COVID-19 related business closures) and pricing pressure on contract renewals, partially offset by productivity and restructuring savings associated with our Project Own It transformation actions.
Research, Development and Engineering Expenses (RD&E)
First quarter 2020 RD&E as a percentage of revenue of 4.5% increased by 0.3-percentage points as compared to first quarter 2019, due to the impact of revenues declines that outpaced the benefit of cost reductions.
RD&E of $84 million decreased $8 million as compared to first quarter 2019 partially reflecting timing of investments.
Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 29.1% increased by 4.1-percentage points as compared to first quarter 2019, including a 3.3-percentage point unfavorable impact due to an increase in bad debt expense of $61 million reflecting the economic disruption resulting from the COVID-19 health crisis. The remainder of the increase is primarily driven by the effect of lower revenues, due to COVID-19 related business closures during the month of March that impacted our customers' purchasing decisions, and caused delayed installations and lower printing volumes on our devices. These headwinds were partially offset by the benefit from productivity and restructuring associated with our Project Own It transformation actions and from additional cost reduction actions, including lower compensation incentives and targeted marketing expenses, to mitigate the impact of the crisis.
The global health crisis is expected to have a severe impact on economic activity and result in a significant contraction in the GDP’s of countries worldwide. As a result, our bad debt provision of $74 million increased by $61 million as compared to first quarter 2019, primarily reflecting the expected impact to our customer base and related outstanding receivable portfolio as a result of the economic disruption caused by this health crisis. Consistent with our expectations for our own business, our bad debt provision reflects a significant decrease in global GDPs in the second quarter 2020 followed by a recovery in the second half of 2020. It also reflects estimated impacts from potential requests for payment deferrals and delayed payments as businesses recover from the worldwide lockdowns. The majority of the increased provision is related to finance receivables due to their larger balance and longer-term nature. The increased provision resulted in a bad debt expense of approximately 2.5 percent of total receivables on a trailing-twelve-month basis (TTM), as compared to recent trends of less than one percent in 2019. Our estimates may be updated in future periods as we continue to monitor the development of this crisis, including expectations for lifting of business closures and mitigating government support actions.
SAG of $541 million decreased by $5 million as compared to first quarter 2019, reflecting productivity and restructuring savings associated with our Project Own It transformation actions and from additional cost reduction actions, including lower compensation incentives and targeted marketing expenses, to mitigate the impact of the crisis. These savings were partially offset by the increase in bad debt expense as described above.
Restructuring and Related Costs
We incurred restructuring and related costs of $41 million for the first quarter 2020 as compared to $112 million for first quarter 2019. These costs were primarily related to implementation of initiatives under our business transformation projects including Project Own It. The following is a breakdown of those costs:

	Three Months Ended March 31,
(in millions)	2020	2019
Restructuring Severance (1)	$32	$12
Asset Impairments (2)	2	36
Other contractual termination costs (3)	1	14
Net reversals (4)	(6)	(8)
Restructuring and asset impairment costs	29	54
Retention related severance/bonuses (5)	7	9
Contractual severance costs (6)	4	38
Consulting and other costs (7)	1	11
Total	$41	$112
___________________

(1)	Reflects headcount reductions of approximately 300 and 150 employees worldwide in first quarter of 2020 and 2019, respectively.

(2)
Primarily related to the exit and abandonment of leased and owned facilities. The charge includes the accelerated write-off of $1 million and $26 million for leased right-of-use assets and $1 million and $10 million for owned assets upon exit from the facilities net of any potential sublease income and other recoveries in first quarter of 2020 and 2019, respectively.

(3)	Primarily include additional costs incurred upon the exit from our facilities including decommissioning costs and associated contractual termination costs.

(4)	Reflects net reversals for changes in estimated reserves from prior period initiatives.

(5)	Includes retention related severance and bonuses for employees expected to continue working beyond their minimum notification period before termination.

(6)
First quarter 2019 primarily reflects severance and other related costs we were contractually required to pay in connection with employees transferred as part of the shared service arrangement entered into with HCL Technologies in first quarter 2019.

(7)	Represents professional support services associated with our business transformation initiatives.

First quarter 2020 actions impacted several functional areas, with approximately 40% focused on gross margin improvements, approximately 50% focused on SAG reductions, and the remainder focused on RD&E optimization.
First quarter 2019 actions impacted several functional areas, with approximately 25% focused on gross margin improvements, approximately 70% focused on SAG reductions, and the remainder focused on RD&E optimization.
The restructuring and related costs reserve balance as of March 31, 2020 for all programs was $113 million, which is expected to be paid over the next twelve months.
Transaction and Related Costs, Net
We incurred $17 million of Transaction and related costs, net during first quarter 2020 primarily related to legal and other professional costs associated with our recently terminated proposal to acquire HP Inc. (see the “Termination of Proposed Transaction with HP Inc.” section for further details).
Amortization of Intangible Assets
First quarter 2020 Amortization of intangible assets of $11 million decreased by $4 million compared to first quarter 2019 as a result of the write-off of trade names in prior periods associated with our realignment and consolidation of certain XBS sales units as part of Project Own It transformation actions.

Worldwide Employment
Worldwide employment was approximately 26,300 as of March 31, 2020 and decreased by approximately 700 from December 31, 2019. The reduction resulted from net attrition (attrition net of gross hires), of which a large portion is not expected to be backfilled, as well as the impact of organizational changes.
Other Expenses, Net

	Three Months Ended March 31,
(in millions)	2020	2019
Non-financing interest expense	$21	$28
Non-service retirement-related costs	1	13
Interest income	(8)	(4)
Gains on sales of businesses and assets	(1)	(1)
Contract termination costs - IT services	3	—
Currency losses, net	2	2
Loss on sales of accounts receivable	—	1
All other expenses, net	5	—
Other expenses, net	$23	$39

Non-financing interest expense
First quarter 2020 non-financing interest expense of $21 million was $7 million lower than first quarter 2019. When combined with financing interest expense (Cost of financing), total interest expense decreased by $9 million from first quarter 2019 primarily due to a lower debt balance.
Non-service retirement-related costs
First quarter 2020 non-service retirement-related costs were $12 million lower than first quarter 2019, primarily driven by lower losses from pension settlements in the U.S.

Interest income
First quarter 2020 interest income was $4 million higher than first quarter 2019, primarily reflecting interest on a higher cash balance as a result of cash proceeds received from the sales of our indirect 25% equity interest in Fuji Xerox Co., Ltd. ("FX") and indirect 51% partnership interest in Xerox International Partners ("XIP") completed in fourth quarter 2019, partially offset by lower market interest rates.
Income Taxes
First quarter 2020 effective tax rate was 20.0%. On an adjusted1 basis, first quarter 2020 effective tax rate was 29.4%. This rate was higher than the U.S. federal statutory tax rate of 21% primarily due to state taxes and the geographical mix of profits as well as the increased impact from various non-deductible and discrete items on lower pre-tax income. The adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net as well as non-service retirement-related costs and other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.
First quarter 2019 effective tax rate was (13.7)% and included a benefit of $35 million related to the January 2019 finalization of regulations that govern the repatriation tax from the 2017 Tax Cuts and Jobs Act (the "Tax Act"). On an adjusted1 basis, first quarter 2019 effective tax rate was 26.3%. This rate was higher than the U.S. federal statutory tax rate of 21% primarily due to the geographical mix of profits. The adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets and non-service retirement-related costs as well as other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section, which includes the impact of the Tax Act.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable.
______________

(1)	Refer to the Effective Tax Rate reconciliation table in the "Non-GAAP Financial Measures" section.

Net (Loss) Income from Continuing Operations
First quarter 2020 net loss from continuing operations attributable to Xerox Holdings was $2 million, or $(0.03) per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox Holdings was $50 million, or $0.21 per diluted share and included the impact of a $61 million pre-tax increase in bad debt expense (approximately $43 million after-tax) as compared to first quarter 2019, primarily reflecting the expected impact to our customer base and related outstanding receivable portfolio as a result of the economic disruption caused by the COVID-19 health crisis. First quarter 2020 adjustments to net loss from continuing operations included Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net as well as non-service retirement-related costs and other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.
First quarter 2019 net income from continuing operations attributable to Xerox Holdings was $84 million, or $0.34 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox Holdings was $158 million, or $0.66 per diluted share and included adjustments for Restructuring and related costs, Amortization of intangible assets and non-service retirement-related costs, as well as other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.
___________

(1)	Refer to the "Non-GAAP Financial Measures" section for the calculation of adjusted EPS. The calculations of basic and diluted earnings per share are included in Appendix I.

Discontinued Operations
In November 2019, Xerox Holdings completed a series of transactions to restructure its relationship with FUJIFILM Holdings Corporation (“FH”), including the sale of its indirect 25% equity interest in Fuji Xerox Co., Ltd. ("FX") for approximately $2.2 billion as well as the sale of its indirect 51% partnership interest in Xerox International Partners ("XIP") for approximately $23 million (collectively the “Sales”). As a result of the Sales and the related strategic shift in our business, the historical financial results of our equity method investment in FX and our XIP business (which was consolidated) for the periods prior to the Sales are reflected as a discontinued operation and as such, their impact is excluded from continuing operations for all periods presented.
Summarized financial information for our Discontinued operations is as follows:

	Three Months Ended March 31,
(in millions)	2020	2019
Revenue	$—	$26

Income from operations(1)	$—	$53
Income before income taxes	—	53
Income tax expense	—	2
Income from discontinued operations, net of tax	$—	$51
Income from discontinued operations attributable to noncontrolling interests, net of tax	—	2
Income from discontinued operations, attributable to Xerox Holdings, net of tax	$—	$49
____________________________
(1) Includes equity income from FX of $43 million for the Three Months Ended March 31, 2019.

Capital Resources and Liquidity
Our first quarter financial results were significantly impacted by COVID-19 related business closures during the month of March that impacted our customers' purchasing decisions and caused delayed installations and lower printing volumes on our devices. However, we believe we have sufficient liquidity to manage the business through the economic disruption caused by this health crisis:

•
A majority of our business is contractually based and our bundled services contracts, on average, include not only a variable component linked to print volumes, but also a fixed minimum, which provides us with a continuing stream of operating cash flow.

•	As of March 31, 2020, total cash, cash equivalents and restricted cash were $2,665 million and was readily accessible for use.

•	We have access to an undrawn $1.8 billion Credit Facility that matures in August 2022.

•	We expect to be able to utilize a combination of cash on hand, capital markets and securitization to manage debt maturities during 2020.

•
We have focused our efforts on incremental actions to prioritize and preserve cash as we manage through this crisis. These actions include the reduction of discretionary spend, such as compensation incentives, near term targeted marketing spend and the use of contract employees.

The following summarizes our cash, cash equivalents and restricted cash:

	Three Months Ended March 31,
(in millions)	2020	2019	Change
Net cash provided by operating activities of continuing operations	$173	$222	$(49)
Net cash provided by operating activities of discontinued operations	—	4	(4)
Net cash provided by operating activities	173	226	(53)

Net cash used in investing activities	(214)	(18)	(196)

Net cash used in financing activities	(60)	(569)	509

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(29)	(1)	(28)
Decrease in cash, cash equivalents and restricted cash	(130)	(362)	232
Cash, cash equivalents and restricted cash at beginning of period	2,795	1,148	1,647
Cash, Cash Equivalents and Restricted Cash at End of Period(1)	$2,665	$786	$1,879
__________________________
(1) Balance at March 31, 2019 includes $1 million associated with discontinued operations.
Cash Flows from Operating Activities
Net cash provided by operating activities of continuing operations was $173 million in first quarter 2020. The $49 million decrease in operating cash from first quarter 2019 was primarily due to the following:

•	$185 million decrease in pre-tax income before depreciation and amortization, restructuring and related costs and defined benefit pension costs.

•	$78 million decrease from higher levels of inventory primarily due to lower sales volume.

•	$35 million decrease from accrued compensation primarily related to lower compensation costs and the year-over-year timing of payments.

•	$18 million decrease in transaction and related costs due to payments of $4 million in first quarter 2020 compared to net insurance proceeds of $14 million in prior year.

•	$128 million increase from accounts receivable primarily due to lower revenue.

•	$86 million increase from accounts payable primarily due to the year-over-year timing of supplier and vendor payments partially offset by lower spending.

•
$18 million increase primarily related to the current year settlements of EUR/GBP derivative contracts reflecting the significant movement in rates during March as well as $4 million related to the settlement of interest rate swaps.

•	$12 million increase from finance receivables primarily related to a higher level of run-off due to lower originations.
Cash Flows from Investing Activities
Net cash used in investing activities was $214 million in first quarter 2020. The $196 million change from first quarter 2019 was primarily due to four acquisitions completed in the current year. These acquisitions of local resellers and multi-brand dealers expand our distribution capabilities to small-to-medium sized businesses in the U.K. and Canada.
Cash Flows from Financing Activities
Net cash used in financing activities was $60 million in first quarter 2020. The $509 million decrease in the use of cash from first quarter 2019 was primarily due to the following:

•	$404 million decrease from net debt activity primarily due to payments of $406 million on Senior Notes in prior year compared to no Senior Notes payments in the current period.

•	$103 million decrease due to share repurchases in prior year compared to no share repurchases in the current period.
Cash, Cash Equivalents and Restricted Cash
Restricted cash primarily relates to escrow cash deposits made in Brazil associated with ongoing litigation. Various litigation matters in Brazil require us to make cash deposits to escrow as a condition of continuing the litigation. Restricted cash amounts are classified in our Condensed Consolidated Balance Sheets based on when the cash will be contractually or judicially released.

(in millions)	March 31, 2020	December 31, 2019
Cash and cash equivalents	$2,622	$2,740
Restricted cash
Litigation deposits in Brazil	42	55
Other restricted cash	1	—
Total Restricted cash	43	55
Cash, cash equivalents and restricted cash	$2,665	$2,795
Restricted cash was reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	March 31, 2020	December 31, 2019
Other current assets	$—	$—
Other long-term assets	43	55
Total Restricted cash	$43	$55

Operating Leases
We have operating leases for real estate and vehicles in our domestic and international operations as well as for certain equipment in our domestic operations. Additionally, we have identified embedded operating leases within certain supply chain contracts for warehouses, primarily within our domestic operations. Our leases have remaining terms of up to ten years and a variety of renewal and/or termination options.

Operating leases ROU assets, net and operating lease liabilities were reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	March 31, 2020	December 31, 2019
Other long-term assets	$319	$319

Accrued expenses and other current liabilities	$86	$87
Other long-term liabilities	262	260
Total Operating lease liabilities	$348	$347

Debt and Customer Financing Activities
The following summarizes our debt:

(in millions)	March 31, 2020	December 31, 2019
Principal debt balance(1)	$4,313	$4,313
Net unamortized discount	(14)	(16)
Debt issuance costs	(16)	(17)
Fair value adjustments(2)
- terminated swaps	5	1
- current swaps	—	1
Total Debt	$4,288	$4,282
____________________________

(1)	There were no Notes Payable as of March 31, 2020 and December 31, 2019, respectively.

(2)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Finance Assets and Related Debt
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	March 31, 2020	December 31, 2019
Total finance receivables, net(1)	$3,141	$3,351
Equipment on operating leases, net	335	364
Total Finance Assets, net(2)	$3,476	$3,715
____________________________

(1)	Includes (i) Billed portion of finance receivables, net, (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	The change from December 31, 2019 includes a decrease of $48 million due to currency.
Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	March 31, 2020	December 31, 2019
Finance receivables debt(1)	$2,748	$2,932
Equipment on operating leases debt	293	319
Financing debt	3,041	3,251
Core debt	1,247	1,031
Total Debt	$4,288	$4,282
____________________________

(1)	Finance receivables debt is the basis for our calculation of "Cost of financing" expense in the Condensed Consolidated Statements of (Loss) Income.
Sales of Accounts Receivable
Accounts receivable sales arrangements may be utilized in the normal course of business as part of our cash and liquidity management. Accounts receivable sold are generally short-term trade receivables with payment due dates of less than 60 days.

Accounts receivable sales activities were as follows:

	Three Months Ended March 31,
(in millions)	2020	2019
Accounts receivable sales(1)	$53	$88
Loss on sales of accounts receivable	—	1
Estimated decrease to operating cash flows(2)	(77)	(5)
____________________________

(1)
Customers may also enter into structured-payable arrangements that require us to sell our receivables from that customer to a third-party financial institution, which then makes payments to us to settle the customer's receivable. In these instances, we ensure the sale of the receivables are bankruptcy remote and the payment made to us is without recourse. The activity associated with these arrangements is not reflected in this disclosure as payments under these arrangements have not been material and these are customer directed arrangements.

(2)
Represents the difference between current and prior period accounts receivable sales adjusted for the effects of currency. In first quarter 2020, the $77 million decrease reflects decreased sales activity in the channel.

Shared Services Arrangement with HCL Technologies
In March 2019, as part of Project Own It, Xerox entered into a shared services arrangement with HCL Technologies ("HCL") pursuant to which we transitioned certain global administrative and support functions, including, among others, selected information technology and finance functions (excluding accounting), from Xerox to HCL. This transition is expected to continue in 2020 and HCL is expected to make certain ongoing investments in software, tools and other technology to consolidate, optimize and automate the transferred functions with the goal of providing improved service levels and significant cost savings. The shared services arrangement with HCL includes a remaining aggregate spending commitment of approximately $1.2 billion over the next 6 years. However, we can terminate the arrangement at any time at our discretion, subject to payment of termination fees that decline over the term, or for cause.
During first quarter 2020, we incurred net charges of approximately $45 million associated with this arrangement. The cost has been allocated to the various functional expense lines in the Condensed Consolidated Statements of (Loss) Income based on an assessment of the nature and amount of the costs incurred for the various transferred functions prior to their transfer to HCL.
Termination of Proposed Transaction with HP Inc.
In November 2019, Xerox Holdings commenced a proposed business combination transaction with HP Inc. (“HP”). HP rejected our initial and subsequent proposals and refused to engage in mutual due diligence or negotiations. In January 2020, Xerox Holdings nominated a slate of directors to HP’s board to be voted on at HP’s 2020 annual meeting of stockholders and shortly thereafter, it launched a tender offer to acquire all outstanding shares of HP, as it intended to continue to pursue the proposed business combination transaction. However, the ongoing COVID-19 global health crisis and resulting macroeconomic and market turmoil created an environment that the company determined to not be conducive to Xerox Holdings continuing its pursuit of an acquisition of HP. Accordingly, on March 31, 2020 Xerox Holdings withdrew its tender offer to acquire HP and will no longer seek to nominate a slate of candidates to HP’s board of directors.
In 2020, Xerox Holdings had obtained $24 billion in financing commitments from several banks to support the cash portion of the proposed business combination transaction with HP. On March 31, 2020, following the withdrawal of Xerox Holdings' tender offer to acquire HP, notice was provided to the banks of the immediate termination of the financing commitment. No termination penalties were paid as a result of termination.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation; and the shared services arrangements entered into by us as part of Project Own It;. Additional risks that may affect Xerox’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation’s and Xerox Corporation's 2019 Annual Report on Form 10-K, as well as in Xerox Corporation's and Xerox Holdings Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.
The effects of the COVID-19 pandemic have materially affected how we and our customers are operating our businesses, and the duration and extent to which this will impact our future results of operations and overall financial performance remain uncertain.
The COVID-19 pandemic has negatively impacted the global economy, disrupted customer spending and global supply chains, and created significant volatility and disruption of financial markets. The extent of the impact of the COVID-19 pandemic on our business and financial performance, including our ability to execute our near-term and long-term business strategies and initiatives within the expected time frames, will depend on future developments, including the duration and severity of the pandemic and the extent and effectiveness of containment actions, the availability of therapeutics and the development of a vaccine, which are uncertain and cannot be predicted.
Our operations are being negatively affected by a range of external factors related to the COVID-19 pandemic that are not within our control. For example, most countries, states, counties and cities have imposed and continue to impose a wide range of restrictions on our employees’, partners’ and customers’ physical movement to limit the spread of COVID-19 including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. Such restrictions limit our ability, as well as that of our channel partners, to sell, install and service our equipment for our customers, negatively impacting our operations and financial performance. Further, many countries are requiring businesses to remain closed unless they or their employees are deemed essential. In turn, businesses are requiring their office employees to work from home for extended periods of time, which is negatively impacting both sales and use of Xerox products, supplies and services. The longer this persists, the greater effect it will have on our business.

These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the first quarter 2020 presentation slides available at www.xerox.com/investor.
These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures

•	Net Income and Earnings per share (EPS)

•	Effective Tax Rate

The above measures were adjusted for the following items:

•
Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.

•
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•
Transaction and related costs, net: Transaction and related costs, net are expenses incurred in connection with i) our announced proposal to acquire HP Inc. and ii) our planned transaction with Fujifilm/Fuji Xerox, which was terminated in May 2018, inclusive of costs related to litigation resulting from the terminated transaction and other shareholder actions. The costs are primarily for third-party legal, accounting, consulting and other similar type professional services as well as potential legal settlements. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.

•
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

•	Other discrete, unusual or infrequent items: We excluded the following items given their discrete, unusual or infrequent nature and their impact on our results for the period.

◦	Contract termination costs - IT services.

◦	Impacts associated with the Tax Cuts and Jobs Act (the "Tax Act") enacted in December 2017.
We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.
Adjusted Operating Income/Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax (loss) income and margin amounts. In addition to the costs and expenses noted as adjustments for our Adjusted Earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Summary:
Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net (Loss) Income and EPS reconciliation

	Three Months Ended March 31, 2020		Three Months Ended March 31, 2019
(in millions, except per share amounts)	Net (Loss) Income	EPS	Net Income	EPS
Reported(1)	$(2)	$(0.03)	$84	$0.34
Adjustments:
Restructuring and related costs	41		112
Amortization of intangible assets	11		15
Transaction and related costs, net	17		—
Non-service retirement-related costs	1		13
Contract termination costs - IT services	3		—
Income tax on adjustments(2)	(21)		(31)
Tax Act	—		(35)
Adjusted	$50	$0.21	$158	$0.66
Dividends on preferred stock used in adjusted EPS calculation(3)		$(4)		$—
Weighted average shares for adjusted EPS(3)		216		240
Fully diluted shares at March 31, 2020(4)		217
____________________________

(1)	Net (loss) income and EPS from continuing operations attributable to Xerox Holdings.

(2)	Refer to Effective Tax Rate reconciliation.
(3) Average shares for the calculation of adjusted diluted EPS for 2020 exclude 7 million shares associated with our Series A convertible preferred stock and therefore earnings include the preferred stock dividend. In addition, adjusted diluted EPS shares for 2020 include 4 million shares for potential dilutive common shares, which are not included in the GAAP EPS calculation since it was a loss. Average shares for the calculation of adjusted diluted EPS for 2019 exclude the preferred stock dividend and include 7 million shares associated with our Series A convertible preferred stock.
4) Represents common shares outstanding at March 31, 2020 plus potential dilutive common shares as used for the calculation of adjusted diluted EPS for the first quarter 2020. The amount excludes shares associated with our Series A convertible preferred stock as they are expected to be anti-dilutive for the year.

Effective Tax Rate reconciliation

	Three Months Ended March 31, 2020			Three Months Ended March 31, 2019
(in millions)	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate	Pre-Tax Income	Income Tax (Benefit) Expense	Effective Tax Rate
Reported(1)	$(5)	$(1)	20.0%	$73	$(10)	(13.7)%
Non-GAAP Adjustments(2)	73	21		140	31
Tax Act	—	—		—	35
Adjusted(3)	$68	$20	29.4%	$213	$56	26.3%
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(1) Pre-tax (loss) income and income tax benefit from continuing operations.
(2) Refer to Net (Loss) Income and EPS reconciliation for details.
(3) The tax impact on Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the
Reported Pre-Tax (Loss) Income under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income / Margin reconciliation

	Three Months Ended March 31, 2020			Three Months Ended March 31, 2019
(in millions)	(Loss) Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$(5)	$1,860	(0.3)%	$73	$2,180	3.3%
Adjustments:
Restructuring and related costs	41			112
Amortization of intangible assets	11			15
Transaction and related costs, net	17			—
Other expenses, net	23			39
Adjusted	$87	$1,860	4.7%	$239	$2,180	11.0%
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(1) Pre-tax (Loss) Income and revenue from continuing operations.

Free Cash Flow reconciliation

	Three Months Ended March 31,
(in millions)	2020	2019
Reported(1)	$173	$222
Capital expenditures	(23)	(15)
Free Cash Flow	$150	$207
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(1)	Net cash provided by operating activities of continuing operations.

APPENDIX I
Xerox Holdings Corporation
(Loss) Earnings per Common Share

(in millions, except per-share data, shares in thousands)	Three Months Ended March 31,
	2020	2019
Basic (Loss) Earnings per Share:
Net (Loss) Income from continuing operations attributable to Xerox Holdings	$(2)	$84
Accrued dividends on preferred stock	(4)	(4)
Adjusted net (loss) income from continuing operations available to common shareholders	(6)	80
Income from discontinued operations attributable to Xerox Holdings, net of tax	—	49
Adjusted net (loss) income available to common shareholders	(6)	129
Weighted average common shares outstanding	212,750	228,567

Basic (Loss) Earnings per Share:
Continuing operations	$(0.03)	$0.35
Discontinued operations	—	0.22
Basic (Loss) Earnings per Share	$(0.03)	$0.57

Diluted (Loss) Earnings per Share:
Net (Loss) Income from continuing operations attributable to Xerox Holdings	$(2)	$84
Accrued dividends on preferred stock	(4)	(4)
Adjusted net (loss) income from continuing operations available to common shareholders	(6)	80
Income from discontinued operations attributable to Xerox Holdings, net of tax	—	49
Adjusted net (loss) income available to common shareholders	$(6)	$129
Weighted average common shares outstanding	212,750	228,567
Common shares issuable with respect to:
Stock Options	—	3
Restricted stock and performance shares	—	4,406
Convertible preferred stock	—	—
Adjusted weighted average common shares outstanding	212,750	232,976

Diluted (Loss) Earnings per Share:
Continuing operations	$(0.03)	$0.34
Discontinued operations	—	0.21
Diluted (Loss) Earnings per Share	$(0.03)	$0.55

The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	849	947
Restricted stock and performance shares	6,478	3,847
Convertible preferred stock	6,742	6,742
Total Anti-Dilutive Securities	14,069	11,536

Dividends per Common Share	$0.25	$0.25

APPENDIX II
Xerox Holdings Corporation
Geographic Sales Channels and Product/Offering Definitions

Our business is aligned to a geographic focus and is primarily organized on the basis of go-to-market sales channels, which are structured to serve a range of customers for our products and services. In 2019 we changed our geographic structure to create a more streamlined, flatter and more effective organization, as follows:

•	Americas, which includes our sales channels in the U.S. and Canada, as well as Mexico, and Central and South America.

•	EMEA, which includes our sales channels in Europe, the Middle East, Africa and India.

•	Other, primarily includes sales to and royalties from Fuji Xerox, and our licensing revenue.

Our products and offerings include:

•	“Entry”, which includes A4 devices and desktop printers. Prices in this product group can range from approximately $150 to $3,000.

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“Mid-Range”, which includes A3 Office and Light Production devices that generally serve workgroup environments in mid to large enterprises. Prices in this product group can range from approximately $2,000 to $75,000+.

•
“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems can range from approximately $30,000 to $1,000,000+.

•
Xerox Services, includes solutions and services that span from managing print to automating processes to managing content. Our primary offerings are Intelligent Workplace Services (IWS), as well as Digital and Cloud Print Services (including centralized print services) and Communication and Marketing Solutions.